CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                            MONTHLY REPORT - MAY 2009
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (855,166.371 units) at April 30, 2009        $    2,109,428,788
Additions of 0.000 units on May 31, 2009                                      0
Redemptions of (13,121.342) units on May 31, 2009                   (32,111,471)
Offering Costs                                                         (187,375)
Net Income (Loss) - May 2009                                        (16,417,160)
                                                             ------------------
Net Asset Value (842,045.029 units) at May 31, 2009          $    2,060,712,782
                                                             ==================
Net Asset Value per Unit at May 31, 2009                     $         2,447.27
                                                             ==================

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                 $      (37,162,411)
    Change in unrealized                                             41,576,579
  Gains (losses) on forward and options on forward contracts:
    Realized                                                          3,294,114
    Change in unrealized                                            (11,525,662)
  Interest income                                                        88,894
                                                             ------------------
                                                                     (3,728,486)
                                                             ------------------

Expenses:
  Brokerage fee                                                      12,584,325
  Performance fee                                                             0
  Operating expenses                                                    104,349
                                                             ------------------

                                                                     12,688,674
                                                             ------------------

Net Income (Loss) - May 2009                                 $      (16,417,160)
                                                             ==================

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on May 31, 2009                     $        2,447.27

Net Asset Value per Unit on April 30 2009                    $        2,466.69

Unit Value Monthly Gain (Loss) %                                         (0.79)%

Fund 2009 calendar YTD Gain (Loss) %                                     (6.94)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Gains in Stocks & Bonds Offset Losses in Currencies...

Conflicting signals on global recovery weighed on the direction of the markets as increased risk appetite and signs of stabilization in the global economy emerged. Equity markets continued their rally, particularly in Asia, generating gains for stock index trading.

Fixed Income trading generated a marginal positive return as short-term rates in Europe climbed higher following the European Central Bank rate cut of 25 basis points. The yield curve continued to steepen and the market awaits the central bank's reaction.

Gains in stock and bond trading were offset by losses in the foreign exchange sector. The U.S. Dollar suffered a broad based decline in May on a combination of stronger risk appetite and growing fears over structural deficiencies in the U.S. Investors moved dormant dollar denominated assets overseas to capture growth and risk in commodity block currencies. Smaller losses were also recorded in commodities as natural gas finished a volatile month higher.

Diversification does not just lie within our markets traded; it includes diversification of information, style and time horizon. At a time when markets move from rational to irrational and back again, the science that drives our process provides the discipline needed to navigate through these changing market conditions.

Please do not hesitate to call with questions.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.